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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement of Strayer Education, Inc. on Form S-8 of our report dated May 15, 1996, on our audit of the balance sheet of Strayer Education, Inc. as of May 15, 1996, and our report dated May 14, 1996, on our audits of the combined balance sheets of Strayer College, Inc. and Affiliate as of December 31, 1995 and 1994, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, appearing in the registration statement on Form S-1 (No. 333-3967) of Strayer Education, Inc.




                                                Coopers & Lybrand L.L.P.

Washington, D.C.
October 3, 1996